N E W S R E L E A S E

For Immediate Release

March 8, 2004

Interep Presents at Bear Stearns’ 17th Annual Media, Entertainment

and Information Conference

Chairman & CEO Ralph Guild Sees Recent Up-tick in

National Radio Despite Softness in Early Q1

Second Quarter Outlook Up Mid-Single Digit

New York – Interep (IREP.OB), the nation’s largest independent advertising sales and marketing company specializing in Radio and the internet, presented at Bear Stearns’ 17th Annual Media, Entertainment and Information Conference on Monday, March 8th in Palm Beach, FL.

Interep Chairman & CEO, Ralph Guild, told a group of institutional investors that while there was softness in national business during the early part of the first quarter, there has been an up-tick in business bookings in recent weeks. He also stated that visibility remains short.

Guild also spoke about the company’s aggressive marketing initiatives to increase Radio’s share of total U.S. advertising to 10% by 2010. Prior to 1992, Radio’s share remained in the 6% range. Interep launched a Radio marketing campaign – the Radio 2000TM initiative – to target advertisers directly to increase their budget allocation of Radio advertising. Since 1992, Interep’s marketing group developed over $1B in new national radio advertising dollars. Radio’s share grew to an all-time high of 8.2% in 2000.

Bill McEntee, Interep’s SVP & CFO, provided first quarter business pacing and an early second quarter outlook. Overall for the first quarter, which represents less than one-fifth of the year’s national business, business bookings in the top 10 markets are down 3% and down 2% in the top 25 markets as of the week of March 2nd. However, he also said that second quarter looks more positive with all markets pacing 5% ahead of last year.

McEntee also stated that business bookings for the second half of the year are up in the double-digit range. He expects the Retail and Telecom categories to remain National Radio’s growth drivers this year. McEntee predicted that, while soft in the first quarter, the Automotive category will pick up in the second half of the year. He said that more national advertising dollars are expected to come from over 30 new product launches from the category’s top advertisers.

The company’s presentation is available at www.interep.com.

ABOUT INTEREP:

Interep (OTC BB: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 17 cities. Interep is the parent company of ABC Radio Sales, Allied Radio Partners, Cumulus Radio Sales, D&R Radio, Infinity Radio Sales, McGavren Guild Radio, MG/Susquehanna, SBS/Interep, as well as Interep Interactive, the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group, as well as Morrison & Abraham, Interep’s sales consulting division focusing on non-traditional revenue.

Contact:

Victor Lirio

Interep

212-309-9031

victor_lirio@interep.com